Exhibit 99.1

News Release

All Four Fiserv Patents Asserted Against FIS Found to be Unpatentable, all Appeals and Suit Against FIS Dismissed

Key Facts

•	U.S. Patent and Trademark Office ruled all four patents asserted by Fiserv in 2012 to be unpatentable.

•	FIS and Fiserv settled patent dispute on December 7, 2015, with all claims and appeals dismissed with no monetary payment made or promised by either party.

JACKSONVILLE, Fla., Dec. 7, 2015 - FIS™ (NYSE: FIS), a global leader in banking and payments technology as well as consulting and outsourcing solutions, today is pleased to announce the resolution and dismissal of patent infringement claims brought against the company by Fiserv in 2012.

FIS and Metavante, which FIS acquired in 2009, were sued in the United States District Court by Fiserv subsidiaries CheckFree and CashEdge in January 2012 for allegedly infringing four business method patents. Fiserv claimed that certain features of FIS’ financial and payment solutions, including its Payment Manager product, infringed the asserted patents.

In December 2014, the U.S. Patent and Trademark Office’s Patent Trial and Appeal Board ruled that all claims in Fiserv’s asserted patents are unpatentable. The dispute has now been settled, with no monetary payment made or promised by either party. Fiserv will dismiss its appeals of the patent office decisions, and the parties will dismiss the federal district court lawsuit. The patents Fiserv asserted against FIS remain invalid.

About FIS
FIS is a global leader in financial services technology, with a focus on retail and institutional banking, payments, asset and wealth management, risk and compliance, consulting and outsourcing solutions. Through the depth and breadth of our solutions portfolio, global capabilities and domain expertise, FIS serves more than 20,000 clients in over 130 countries. Headquartered in Jacksonville, Fla., FIS employs more than 55,000 people worldwide and holds leadership positions in payment processing, financial software and banking solutions. Providing software, services and outsourcing of the technology that empowers the financial world, FIS is a Fortune 500 company and is a member of Standard & Poor’s 500® Index. For more information about FIS, visit www.fisglobal.com.

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For More Information:

Kim Snider +1.904.438.6278	Pete Gunnlaugsson, +1.904.438.6603
Vice President	Senior Vice President
FIS Global Marketing and Communications	FIS Investor Relations
kim.snider@fisglobal.com	pete.gunnlaugsson@fisglobal.com